Exhibit 99.1

Contact: Barrier Therapeutics, Inc. Anne M. VanLent EVP & CFO (609) 945-1202

Lazar Partners Ltd. Gregory Gin, Investor Relations (212) 867-1762

Barrier Therapeutics Announces Third Quarter 2007

Financial Results

Q3 2007 Total Revenues Up 83% over Q2 2007; Net Loss Declined 21% from Q2 2007;

Full Year 2007 Total Revenues Expected to be $22 Million to $25 Million

Princeton, N.J., October 30, 2007 – Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company that develops and markets dermatology products, today announced its financial results for the third quarter ended September 30, 2007. Total revenues increased to $7.5 million for the third quarter of 2007 from $4.1 million in the second quarter of 2007, and represent 83% sequential growth. Revenue growth is due primarily to increased U.S. revenues from Vusion® Ointment and Xolegel® Gel.

The Company reported a net loss for the third quarter of 2007 of $12.5 million, or $0.41 per share, compared to a net loss of $15.7 million, or $0.54 per share in the second quarter of 2007. Included in the net loss for the third quarter of 2007 was $1.2 million, or $0.04 per share, of stock based compensation expense. The net loss for the second quarter of 2007 included $1.6 million, or $0.05 per share, of stock based compensation expense.

Based on these results and the outlook for the remainder of the year, the Company now expects full year 2007 revenues to be between $22 million and $25 million.

“We are very pleased to report our second consecutive quarter of strong sequential growth as we continue to execute on the commercial strategies we implemented earlier this year,” said Geert Cauwenbergh, Ph.D., Chief Executive Officer of Barrier Therapeutics. “The results of the third quarter are confirmation that Barrier Therapeutics is successfully transitioning from a pure research and development company into a commercial organization with meaningful revenue and growth potential. We expect revenues to continue to grow in the months ahead, and we have revised our revenue guidance accordingly. We also expect that our net losses will continue to decline as our revenue growth continues.”

Cash, cash equivalents and marketable securities as of September 30, 2007 were $55.8 million, which includes $29.5 million in net cash proceeds from our September 2007 public offering. Net cash usage was $10.8 million for the quarter.

Recent Operational Highlights

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Recently, Barrier announced promising results from its on-going Phase 2a proof-of-concept study with pramiconazole, its novel oral broad-spectrum antifungal product candidate, in patients with onychomycosis, or toenail fungus. Pramiconazole could address an unmet need for a new, more convenient, and possibly safer once weekly treatment option for this chronic, recurring condition.

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In September 2007, Barrier completed the sale of approximately 5.5 million shares of its common stock through a registered direct offering for $5.75 per share with select institutional investors, resulting in gross proceeds of approximately $31.9 million.

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In September 2007, Barrier completed enrollment in its pivotal Phase 3 trial of HyphanoxTM in onychomycosis. Based on the study protocol, the last patient should complete the study in September of 2008 and the Company expects to announce top-line results during the fourth quarter of 2008.

Third Quarter 2007 Financial Results

For the quarter ended September 30, 2007, Barrier reported total net revenues of $7.5 million, an increase of $5.4 million over the same period in 2006. Net U.S. product revenues in the third quarter of 2007 were $7.2 million, an increase of $5.3 million from the same period in 2006. The increase in U.S. product revenues was primarily due to increased price and volume growth for Vusion and Xolegel, which were launched in the second and fourth quarters of 2006, respectively. International product revenues relate primarily to our Canadian operations. Net product revenues are detailed in the table below:

Net Product Revenues	Three months ended September 30, 2007	Three months ended September 30, 2006
Vusion	$5,559	$1,507
Xolegel	1,400	—
Solagé®	219	345
U.S. Net Product Revenues	$7,178	$1,852

International	326	111
Total Net Product Revenues	$7,504	$1,963

Gross margin for U.S. product revenues was 93% for the third quarter of 2007 as compared to 85% for the third quarter of 2006. This increase in gross margin is the result of both higher net prices and lower per unit fixed expenses.

Research and development expenses for the third quarter of 2007 totaled $6.7 million, up $0.4 million, or 7%, from the same period in 2006. Development costs for Hyphanox were up $1.8 million versus 2006 mostly related to the Phase 3 study in onychomycosis. Most of this increase was offset by lower spending resulting from the completion of the Phase 2b studies earlier this year for both Rambazole and Pramiconazole. Research and development expenses for the third quarter of 2007 and 2006 include stock based compensation expense of $0.4 million and $0.3 million, respectively.

Selling, general and administrative expenses totaled $12.9 million for the third quarter of 2007, compared with $8.9 million in the same period in 2006. Selling expenses were $4.1 million, an increase of $0.8 million from the third quarter of 2006 due to selling costs related to third party co-promotion services for Vusion. Brand marketing and other commercial expenses were $4.6 million in the third quarter of 2007, up $2.3 million from 2006, reflecting increased spending in support of both Vusion and Xolegel, including our direct to consumer advertising campaign for Vusion. Corporate expenses totaled $2.6 million, up $0.3 million from the same period in 2006. Selling, general and administrative expenses for the third quarter of 2007 and 2006 include stock based compensation expense of $0.9 million and $0.6 million, respectively.

Net interest income for the third quarter of 2007 totaled $0.2 million, a decrease of $0.5 million from the same period in 2006, due to lower average balances for cash and marketable securities and interest expense on debt.

Net loss for the third quarter of 2007 was $12.5 million, or $0.41 per share, compared to a net loss of $12.7 million, or $0.50 per share, for the third quarter of 2006. The positive impact of the $5.4 million increase in revenue was largely offset by the expansion of our commercial activities. Included in the net loss for the third quarter of 2007 was $1.2 million, or $0.04 per share, of stock based compensation expense. The net losses for the third quarter of 2006 included $0.9 million, or $0.04 per share of stock based compensation expense.

Canadian Operations

The Company discontinued its selling and promotional efforts in Canada at the end of June 2007, and is currently winding down its supply to customers with product from existing inventories. For the nine months ended September 30, 2007, loss from Canadian operations was $1.6 million, or $0.05 per share and revenue from Canadian operations totaled $0.4 million. In December 2007, the Company will shut-down its Canadian operations and the financial results will be reclassified as discontinued operations. However, Canadian revenues are included in our current revenue guidance for 2007.

Conference Call & Webcast Information

Barrier’s senior management will host a conference call on October 30, 2007 at 4:30 p.m. ET to provide a company update and discuss the financial results for the quarter. Interested investors can listen to the call live on the investor relations section of the company’s web site located at http://www.barriertherapeutics.com or by dialing 866-831-6247 (U.S.) or 617-213-8856 (International). Conference ID code: 25693133. An audio replay of the call will be available for seven days by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Replay Passcode: 27284359.

About Barrier Therapeutics

Barrier Therapeutics, Inc. is a pharmaceutical company focused on the development and commercialization of products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel® (ketoconazole, USP) Gel, 2%, for seborrheic dermatitis; Vusion® (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment, for diaper dermatitis complicated by documented candidiasis; and Solagé® (mequinol 2.0%, tretinoin 0.01%) Topical Solution, for solar lentigines. Barrier Therapeutics has other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including onychomycosis, psoriasis, acne, skin allergies, and acute fungal infections. The company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. More information about Barrier Therapeutics can be found on its corporate website at: www.barriertherapeutics.com.

Xolegel, Vusion and Solagé are trademarks of Barrier Therapeutics, Inc.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the expected range of total revenues for 2007, the future growth potential for revenues, the expected decline in net losses, and the anticipated progress on the clinical pipeline, including statements regarding the anticipated timing for announcing top-line results for the Company’s Phase 3 trial for Hyphanox and the possible safety and efficacy profile for pramiconzazole. Forward-looking statements provide Barrier's current expectations or forecasts of future events. Barrier's performance and financial results could differ materially from those reflected in these forward-looking statements due to the marketplace acceptance of Barrier's products, Barrier's ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of clinical trials, and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

In addition, please note that success in clinical trials does not mean that subsequent trials will confirm earlier findings. No assessment of the efficacy or safety of any product candidate can be considered definitive until all clinical trials needed to support a submission for marketing approval are complete.

(Financial Tables to Follow)

Barrier Therapeutics, Inc.

Consolidated Statements of Operations

(All amounts in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenues:
Net product revenues	$7,504	$1,963	$14,048	$3,383
Other revenues	21	153	321	286

Total Revenues	7,525	2,116	14,369	3,669
Costs and expenses:
Cost of product revenues	622	351	1,726	1,050
Research and development	6,684	6,274	22,145	16,449
Selling, general and administrative	12,938	8,884	35,483	26,408

Total costs and expenses	20,244	15,509	59,354	43,907

Loss from operations	(12,719)	(13,393)	(44,985)	(40,238)
Interest income, net	222	735	1,386	2,236

Net loss before cumulative effect of change in accounting principle	(12,497)	(12,658)	(43,599)	(38,002)
Cumulative effect of change in accounting principle	—	—		57

Net loss	$(12,497)	$(12,658)	$(43,599)	$(37,945)

Basic and diluted net loss per share before and after change in accounting principle	$(0.41)	$(0.50)	$(1.48)	$(1.55)
Weighted average shares outstanding — basic and diluted	30,324,575	25,097,056	29,543,617	24,437,535

Certain amounts have been reclassified to conform to the current period presentation.

Barrier Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash, cash equivalents and marketable securities	$55,812	$58,884
Receivables, net	7,928	1,839
Finished goods inventories, net	827	1,179
Prepaid expenses and other current assets	3,140	1,842

Total current assets	67,707	63,744
Property and equipment, net	740	873
Other assets	2,455	2,564

Total assets	$70,902	$67,181

Liabilities and stockholders’ equity
Current liabilities:
Notes payable: current portion	$7,460	$345
Accounts payable and accrued expenses	19,243	12,904
Deferred revenue	471	430
Other current liabilities	11	9

Total current liabilities	27,185	13,688
Notes payable: long-term portion	167	280
Stockholders’ equity	43,550	53,213

Total liabilities and stockholders’ equity	$70,902	$67,181